Exhibit 99.1

Contacts:

Electronic Arts Media	Electronic Arts Investor
Relations:	Relations:
John Reseburg	Chris Evenden
VP, Global	VP, Investor
Communications	Relations
650-628-3601	650-628-0255
jreseburg@ea.com	cevenden@ea.com

ELECTRONIC ARTS ANNOUNCES BATTLEFIELD 2042 IS NOW SET TO LAUNCH WORLDWIDE ON NOVEMBER 19, 2021

REDWOOD CITY, Calif. – September 15, 2021 – Electronic Arts Inc. (NASDAQ:EA) today announced a change to the launch date of Battlefield 2042, which will now release worldwide on November 19, 2021. EA is reiterating our net bookings guidance for fiscal year 2022 provided on August 4, 2021, despite this change in launch date for Battlefield 2042.

Below is a message shared by DICE Studio GM Oskar Gabrielson with the Battlefield fan community today, announcing the change to the launch date:

We’ve made the decision to shift the launch of Battlefield 2042. The game will now be released worldwide on November 19th, 2021.

Building the next generation of Battlefield during a global pandemic has created unforeseen challenges for our development teams. Given the scale and scope of the game, we had hoped our teams would be back in our studios together as we move towards launch. With the ongoing conditions not allowing that to happen safely, and with all the hard work the teams are doing from home, we feel it is important to take the extra time to deliver on the vision of Battlefield 2042 for our players.

Your enthusiasm for the game has been very inspiring. We believe in the game we’re making, and we thank you for your patience as we put some finishing touches into the experience.

Updates on the Open Beta will be coming later this month.

Oskar Gabrielson & the Battlefield 2042 Development Team
Studio GM, DICE

Battlefield 2042 will now launch worldwide on November 19 for Xbox One, Xbox Series X|S, PlayStation4, PlayStation5, and PC via Origin, Steam and the Epic Games Store. For more information on the game, visit https://www.ea.com/games/battlefield/battlefield-2042.

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and F1™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, Need for Speed, Apex Legends, The Sims, Titanfall are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

Forward-Looking Statements
Some statements set forth in this release, including the information regarding EA's fiscal 2022 expectations contain forward-looking statements that are subject to change. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. Actual results could differ materially from those discussed in the forward-looking statements.

Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the impact of the COVID-19 pandemic, sales of the Company’s products and services; the Company’s ability to develop and support digital products and services, including managing online security and privacy; outages of our products, services and technological infrastructure; the Company’s ability to manage expenses; the competition in the interactive entertainment industry; governmental regulations; the effectiveness of the Company’s sales and marketing programs; timely development and release of the Company’s products and services; the Company’s ability to realize the anticipated benefits of, and integrate, acquisitions; the consumer demand for, and the availability of an adequate supply of console hardware units; the Company’s ability to predict consumer preferences among competing platforms; the Company’s ability to develop and implement new technology; foreign currency exchange rate fluctuations; general economic conditions; changes in our tax rates or tax laws; and other factors described in Electronic Arts’ latest Quarterly Report on Form 10-Q under the heading “Risk Factors”, as well as in other documents we have filed with the Securities and Exchange Commission.